EXHIBIT 10.1

RESTATED

PROMISSORY NOTE

Date: April 6, 2023

Borrower: CNTNR USA Inc., A Delaware Corporation

Borrower’s Mailing Address: 833 University Blvd, Unit 102 Jupiter FL 33458

Lender: Hawkeye Systems Inc (HWKE)

Place of Payment: 6605 Abercorn Street Ste 204 Savannah GA 31405

Principal Amount: $1,000,000 USD

Commitment Fee: 5% of Principal amount due upon signing

Consulting Fee: $5,000 per month (due monthly beginning March 1, 2023)

Annual Interest Rate: Twelve percent (12.0%)

Warrant coverage: One warrant will be issued for every one share issued in repayment of the Principal Amount at the closing of the merger with the Borrower (or by the Borrower directly in the event a merger does not take place). Warrants will have a strike price equal to a 30% discount to the current trading price when exercised. Warrants shall expire 36 months from the date above.

Maturity Date: Closing of a material debt or equity financing, or September 30, 2023, whichever comes first.

This Restated Promissory Note shall supersede the Promissory Note dated February 27, 2023 and take into account $200,000 previously advanced.

Borrower shall make drawdowns against the (remaining) Principal Amount in weekly tranches. Borrower shall provide Lender with a weekly summary of cash needs and supporting documentation. Lender will transfer funds within 24 hours of funding request and will not withhold funding without a material basis for doing so. For purposes of calculating interest payable, the full Principal Amount is considered funded at the effective date of the note.

Upon maturity, Borrower shall pay, in cash, all outstanding principal and interest and issue 10% (6,170,879 shares) of the issued and outstanding shares of the company.

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Should Borrower default on repayment at the maturity date, a 5% equity penalty will apply and the amount that Borrower will issue will be 15%.

Borrower promises to pay reasonable attorney’s fees and court or other costs if this note is placed in the hands of an attorney to collect and enforce the note. Borrower will pay Lender these expenses on demand at the Place of Payment. These expenses will become part of the debt evidenced by the note and will be secured by any security for payment. Borrower may prepay this note at anytime without penalty or charge. Interest on the debt evidenced by this note will not exceed a maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount, or if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be cancelled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in the note and all other instruments concerning the debt.

CNTNR USA Incorporated guarantees this corporate debt instrument and agrees to assume any unpaid debt or principal in the case of corporate default.

This promissory note will be governed by the Laws of the State of Georgia, Chatham County.

BORROWER

CNTNR USA Inc., a Delaware Corporation

By:
Name:	Adam Morris
Title:	CEO

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